Total Return Securities Fund N-2/A

Exhibit (l)

Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ los angeles • Palo Alto • washington, D.C. Brussels • Frankfurt • london • paris Beijing • Hong Kong • Tokyo Melbourne • Sydney

October 23, 2025

Total Return Securities Fund,

c/o U.S. Bank Global Fund Services,

615 East Michigan Street,

Milwaukee, WI 53202.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 12,990,705 shares (the “Securities”) of Common Stock, par value $.001 per share, of Total Return Securities Fund, a Delaware corporation (the “Company”), and 12,990,705 related non-transferable rights (the “Rights”) to be issued to the holders of record of outstanding shares of Common Stock of the Company as of the close of business on the record date set for determination of such holders, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

(1) When the registration statement relating to the Securities and the Rights (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s articles of incorporation, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

(2) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights and after giving due consideration to all relevant matters, determined that the issuance of the Rights would be in the best interests of the Company and its shareholders, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

Total Return Securities Fund	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities or the Rights.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP